June 10, 2005


Mail Stop 4561

Mr. Michael L. Pungello
ML JWH Strategic Allocation Fund L.P.
C/O Merrill Lynch Alternative Investments LLC
Princeton Corporate Campus
800 Scudders Mill Road - Section 2G
Plainsboro, NJ 08536

Re:	ML JWH Strategic Allocation Fund L.P.
	Form 10-K for the year ended December 31, 2004
	File No. 0-28928

Dear Mr. Pungello:

We have completed our review of your Form 10-K and related filings and have no further comments at this time.



								Sincerely,



Steven Jacobs
      Accounting Branch Chief
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ML JWH Strategic Allocation Fund L.P.
May 5, 2005
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